UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )

Filed by the Registrant ☑                     Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PETROQUEST ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     ☑ No fee required
     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

     ☐ Fee paid previously with preliminary materials:

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS
OTHER INFORMATION

PETROQUEST ENERGY, INC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 12, 2005

Dear Stockholders:

     We cordially invite you to attend our 2005 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 12, 2005 at 9:00 a.m. (Lafayette time), at the City Club at River Ranch at 221 Elysian Fields Dr., Lafayette, Louisiana 70508. At the meeting we will:

     1. Elect the Board of Directors; and

     2. Transact any other business as may properly come before the meeting.

     Stockholders who owned our common stock at the close of business on Friday, April 1, 2005 may attend and vote at the meeting. A stockholders’ list will be available at our offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 for a period of ten days prior to the meeting. If you cannot attend the meeting, you may vote by mailing the Proxy Card in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.

     We look forward to seeing you at the meeting.

By order of the Board of Directors,

Daniel G. Fournerat
Senior Vice President, General Counsel
and Secretary

Lafayette, Louisiana
April 8, 2005

Please Complete, Sign and Date the Proxy Card as Promptly
as Possible and Return it in the Enclosed Envelope

1

PETROQUEST ENERGY, INC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

     Our Board of Directors is soliciting proxies for the 2005 Annual Meeting of Stockholders to be held on Thursday, May 12, 2005 at 9:00 a.m. (Lafayette time) at the City Club at River Ranch at 221 Elysian Fields Dr., Lafayette, Louisiana 70508, and at any adjournments or postponements of the meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

     PetroQuest will pay the costs of soliciting proxies from stockholders. Directors, officers and regular employees may solicit proxies on behalf of PetroQuest, without additional compensation, personally or by telephone. Voting materials, which include the Proxy Statement, Proxy Card and 2004 Annual Report, will be mailed to stockholders on or about April 8, 2005.

QUESTIONS AND ANSWERS

Q:	Who can attend and vote at the meeting?

A:	The Board set April 1, 2005 as the record date for the meeting. You can attend and vote at the meeting if you were a stockholder at the close of business on the record date, April 1, 2005. On that date, there were 46,269,862 shares outstanding and entitled to vote at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	The only proposal scheduled to be voted on at the meeting is the election of directors.

Q:	How will the proxies vote on any other business brought up at the meeting?

A:	By submitting your Proxy Card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as a stockholder of record.

Q:	How do I cast my vote?

A:	If you hold your shares as a stockholder of record, you can vote in person at the annual meeting or you can vote by mail. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

The enclosed Proxy Card contains instructions for voting by mail. The proxies identified on the back of the Proxy Card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a Proxy Card without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

Q:	How does the Board recommend I vote on the proposal?

A:	The Board recommends you vote “FOR” each of the nominees to the Board of Directors.

Q:	Can I revoke my proxy card?

A:	Yes. You can revoke your proxy card by:

•	Submitting a new proxy card with a later date;

•	Giving written notice before the meeting to our Secretary stating that you are revoking your Proxy Card; or

•	Attending the meeting and voting your shares in person, or notifying our Secretary orally at the meeting of your wish to revoke your proxy.

Q:	Who will count the vote?

A:	The inspector of election will count the vote. PetroQuest’s Secretary will act as the inspector of election.

Q:	What is a “quorum?”

A:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid Proxy Card or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes also count toward the quorum. “Broker non-votes” occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:	What vote is required to approve each item?

A:	The nominees for director will be elected by a plurality of the votes cast at the annual meeting. The seven nominees for election as directors at the annual meeting who receive the greatest number of votes cast for election by the stockholders will be elected as our directors. In the election of directors, you may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees. Any other matter to be considered at the meeting will require the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy at the meeting. In a plurality vote, abstentions and broker non-votes are not considered a vote cast and will not affect the outcome. In a majority vote, however, express abstentions and broker non-votes have the effect of a vote against a particular proposal.

Q:	What shares are included on my Proxy Card?

A:	Your Proxy Card represents all shares registered to your account in the same social security number and address.

Q:	What does it mean if I get more than one Proxy Card?

A:	Your shares are probably registered in more than one account. You should vote each Proxy Card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2005.

Proposal

ELECTION OF DIRECTORS

     At the meeting, seven directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc., or the NASD, recommended the seven directors to the Board of Directors. Based on that recommendation, the Board of Directors nominated such directors for election at the annual meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board of Directors will be eligible to stand for election as directors at the meeting. See “Deadline for Receipt of Stockholder Proposals.”

Nominees

     Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Charles T. Goodson	49	Chairman of the Board, Chief Executive Officer, President and Director	1998
Michael O. Aldridge	46	Senior Vice President, Chief Financial Officer, Treasurer and Director	2000
William W. Rucks, IV (1)(2)(3)	48	Director	1999
E. Wayne Nordberg (1)(2)(3)	67	Director	2000
Michael L. Finch (1)(2)(3)	49	Director	2003
W. J. Gordon, III (1)(2)(3)	56	Director	2004
Charles F. Mitchell, II, M.D.	56	Director	2005

(1)	Member, Audit Committee of the Board of Directors.

(2)	Member, Compensation Committee of the Board of Directors.

(3)	Member, Nominating and Corporate Governance Committee of the Board of Directors.

     Charles T. Goodson has served as our Chairman of the Board since May 2000, and has served as our Chief Executive Officer and as a member of our Board of Directors since September 1998. He also served as our President since July 2004, and also served in that position from September 1998 to May 2000. From 1995 to 1998, Mr. Goodson was President of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since 1985, he has served as President and 50% owner of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us. From 1980 to 1985 he worked for Callon Petroleum Company, first as a Landman, then District Land Manager and then Regional Land Manager. He began his career in 1978 as a Landman for Mobil Oil Corporation.

     Michael O. Aldridge has served as our Senior Vice President and Chief Financial Officer and as a member of our Board of Directors since May 2000. He has also served as our Treasurer since May 2001, and served as our Secretary from May 2000 to May 2001. From 1992 to 1999, Mr. Aldridge served first as Vice President — Controller and then as Vice President — Corporate Communications for Ocean Energy, Inc., a public oil and gas exploration and development company. From 1991 to 1992, he served as Chief Financial Officer for Fleet Petroleum Partners, an independent exploration and production company. Prior to this, he served the oil and gas industry for eleven years with Ernst & Young LLP, where he attained the level of Senior Manager. Mr. Aldridge earned a Bachelor of Science in accounting from Louisiana State University in 1980 and is a Certified Public Accountant.

     William W. Rucks, IV has served as a member of our Board of Directors since October 1999. Mr. Rucks has been a private venture capitalist-investor since September 1996. He has served as a director of OMNI Energy Services, Inc., a public oil and gas company, from 1997 to October 2001 and also served as Chairman of the Board from February 2001 to October 2001. He served as President and Vice Chairman of Ocean Energy, Inc. (formerly Flores & Rucks, Inc.), a public oil and gas exploration and development company, from July 1995 until September 1996 and as its President and Chief Executive Officer from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Mr. Rucks earned a Bachelor of Science in Business Administration from Louisiana State University in 1979.

     E. Wayne Nordberg has served as a member of our Board of Directors since April 2000. Since January 2003, he has served as a director of Ingalls & Snyder LLC, a NYSE member and registered investment advisor, and since 1999, he has served as Chairman of Hollow Brook Associates, the investment office for the Lafayette College Endowment Fund. From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the Board of KBW Asset Management, Inc. KBW is an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor offering investment management services to institutions and high net worth individuals. From 1988 to 1998, he served in various capacities for Lord, Abbet & Co., a mutual fund company, including partner and director of their family of funds. Mr. Nordberg is a member of the Financial Analysts Federation and The New York Society of Security Analysts. He received a Bachelor of Arts in Economics from Lafayette College, Easton, Pennsylvania, where he is a Trustee Emeritus.

     Michael L. Finch has served as a member of our Board of Directors since November 2003. Mr. Finch served as Chief Financial Officer and a member of the Board of Directors of Stone Energy Corporation from 1993 until his retirement in 1999. He was affiliated with Stone in a variety of capacities for nineteen years. Prior to his service with Stone, he was employed by an international public accounting firm in New Orleans, Louisiana. Mr. Finch has been a private investor since 1999. He was licensed as a Certified Public Accountant in 1978, and received a Bachelor of Science in Accounting from the University of South Alabama in 1976.

     W. J. Gordon, III has served as a member of our Board of Directors since January 2004. Mr. Gordon served in various capacities with Conoco Inc. and ConocoPhillips for 32 years until his retirement in 2002, including President of Dubai Petroleum Company (Conoco Middle East subsidiary), President and Managing Director of Conoco Norway, Inc. and Regional Production Manager for Conoco’s Gulf of Mexico and Gulf Coast Region. Currently, he is Vice President of Strategic Planning of the Franciscan Missionaries of Our Lady Health System and serves on the board of directors of the Greater Lafayette Chamber of Commerce, the board of directors of the Community Foundation of Acadiana and the Advisory Board of IberiaBank Corporation. He is a member of the Society of Petroleum Engineers and the American Petroleum Institute. Mr. Gordon served as Captain in the U.S. Army Field Artillery and received a Bachelor of Science in Physics from Southern University in Baton Rouge, Louisiana in 1970.

     Charles F. Mitchell, II, M.D. has served as a member of our Board of Directors since March 2005. Dr. Mitchell is a surgeon and has been senior partner of ENT Medical Center in Baton Rouge, Louisiana since 1985. Dr. Mitchell has been a member of the Devon Energy Corporation board of directors since 2003, but will not stand for re-election at the Devon 2005 Annual Meeting of Stockholders. Previously, he held board positions with Flores & Rucks, Inc. and Ocean Energy, Inc. from 1995 to 2003. He also currently serves on the Board of the Mendez Foundation in Tampa, Florida, and is a manager/director of numerous private investments.

Communicating with the Board of Directors

     Stockholders and other parties interested in communicating directly with our non-management members of the Board of Directors may do so by writing to Corporate Secretary, PetroQuest Energy, Inc., 400 East Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. The Board has approved a process for handling letters received by PetroQuest and addressed to non-management members of the Board. Under that process, our Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to non-management members of the Board and request copies of any such correspondence. Concerns relating to business ethics, accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

     Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting of Stockholders, we encourage directors to attend and historically they have done so. For example, all of the directors attended the 2004 Annual Meeting.

Board and Committee Activity, Structure and Compensation

     In accordance with Delaware corporate law, our business is managed under the direction of our Board of Directors. There are currently three standing committees of the Board of Directors, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Committee membership and the functions of those committees are described below.

     During 2004, the Board of Directors held seven meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they serve.

     The Board of Directors has determined that the following members of the Board are independent within the meaning of Rule 4200 of the NASD: Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV.

     Audit Committee. As of the beginning of 2004, the Audit Committee was composed of Michael L. Finch, E. Wayne Nordberg and William W. Rucks, IV, and met one time during 2004 prior to W. J. Gordon, III joining the committee in February 2004. After Mr. Gordon jointed the committee, five additional committee meetings were conducted during the reminder of 2004. The Board of Directors has determined that Michael L. Finch is an audit committee financial expert under the SEC rules, and independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A. All of the members of the committee are independent directors within the meaning of Rule 4200 of the NASD. The committee operates under a written charter adopted by the Board of Directors. The committee is responsible for: reviewing the financial reports and other financial information provided by us to any governmental body or the public; reviewing our system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and our auditing, accounting and financial reporting processes generally; reviewing the independence and performance of our independent auditors; and providing an open avenue of communication among the independent auditors, financial and senior management, and the Board. The committee also has the sole authority and responsibility to appoint, select, evaluate, and, where appropriate, replace our independent auditors.

     Compensation Committee. As of the beginning of 2004, the Compensation Committee was composed of Michael L. Finch, E. Wayne Nordberg and William W. Rucks, IV, and met one time during 2004 prior to W. J. Gordon, III joining the committee in February 2004. After Mr. Gordon jointed the committee, four additional committee meetings were conducted during the reminder of 2004. All of the members of the committee are independent directors within the meaning of Rule 4200 of the NASD. The committee recommends to the Board of Directors the compensation to be paid to our officers and key employees and the compensation of the Board of Directors. Except as otherwise provided in any specific plan adopted by the Board of Directors, the committee is responsible for administration of executive compensation plans, incentive stock plans and other forms of compensation of officers and key employees. The committee has the power and authority to authorize any of our officers to agree to such documents, agreements and instruments related to such plans and compensation as are approved by the committee.

     Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Michael L. Finch, W. J. Gordon, III, E. Wayne Nordberg and William W. Rucks, IV. The committee met one time during 2004. All of the members of the committee are independent directors within the meaning of Rule 4200 of the NASD. The committee operates under a written charter adopted by the Board of Directors. The primary purpose of the committee is to provide oversight on our governance and a broad range of matters surrounding the composition and operation of the Board of Directors. These matters include identifying individuals qualified to become Board members, recommending to the Board of Directors director nominees for the next annual meeting of stockholders, and recommending to the Board of Directors a set of corporate governance principles applicable to us.

     Director Nominations Process. As indicated above, nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter.

     Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. Historically, we have not had a formal policy concerning stockholder nominations of individuals to stand for election to the Board of Directors, other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the Board of Directors or the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees in our proxy statement, and therefore we believe that no formal policy, in addition to the provisions contained in our Bylaws, concerning stockholder recommendations is needed.

     In addition to stockholder nominations, the Nominating and Corporate Governance Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Once a potential nominee has been identified, the Nominating and Corporate Governance Committee (or for this year’s annual meeting, the entire Board of Directors) evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee’s judgment and skills, such as experience at a strategy/policy setting level, financial sophistication, leadership, and objectivity, all in the context of the perceived needs of the Board of Directors at that point in time. The Board of Directors believes that at a minimum all members of the Board should have the highest professional and personal ethics and values. In addition, each member of the Board must be committed to increasing stockholder value and should have enough time to carry out his or her responsibilities as a member of the Board.

     Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Deadline for Receipt of Stockholder Proposals” in this Proxy Statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to the stockholder giving the notice (i) the name and address, as they appear on PetroQuest’s books, of such stockholder and (ii) the class and number of shares of PetroQuest that are beneficially owned by such stockholder and that are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of PetroQuest that are beneficially owned by such person.

     Code of Ethics. We have adopted a Business Ethics Policy that applies to all of our employees, as well as each member of the Board of Directors. The Business Ethics Policy is available in the Investors Relations section of our website at www.petroquest.com. We intend to post amendments to or waivers from the Business Ethics Policy (to the extent applicable to our chief executive officer or principal financial officer) at this location on our website.

     Director Compensation. Our employee directors are not separately compensated for their service as directors. Our non-employee directors receive an annual retainer fee of $20,000 and an attendance fee of $1,000 for each Board of Directors or committee meeting attended. Each non-employee director, upon his initial election to the Board of Directors, will automatically be granted a nonstatutory stock option to purchase 50,000 shares of our common stock. In addition, each non-employee director who is reelected as a non-employee director at our annual meeting of stockholders and who has served PetroQuest as a non-employee director for at least one full calendar year, will be granted on the date of such annual meeting a nonstatutory stock option to purchase 20,000 shares of our common stock. These nonstatutory stock options will have an exercise price equal to the fair market value of one share of our common stock on such date with a term of ten years and will vest over a three year period with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date. In January 2004, Mr. Gordon received a non-statutory stock option to purchase 50,000 shares of our common stock at an exercise price of $3.17 per share pursuant to the above arrangements. In addition, in May 2004, Messrs. Nordberg and Rucks received non-statutory stock options to purchase 20,000 shares of our common stock each, at an exercise price of $3.21 per share pursuant to the above arrangements. In January 2004, in consideration of their long-term service to PetroQuest, Messrs. Nordberg and Rucks received non-statutory stock options to purchase 40,000 shares of our common stock each, at an exercise price of $3.17 per share.

     The members of the Board of Directors are entitled to reimbursement of their expenses incurred in connection with the attendance at Board and committee meetings in accordance with company policy.

     The Board of Directors recommends a vote “FOR” all seven nominees to our Board of Directors.

OTHER INFORMATION

Principal Stockholders

     The following table presents certain information as of April 1, 2005, as to:

•	each stockholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

•	each director,

•	each executive officer named in the Summary Compensation Table, and

•	all directors and executive officers as a group.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent of Class
Charles T. Goodson (3)	3,572,139	7.7%
William W. Rucks, IV (4)	1,025,000	2.2%
E. Wayne Nordberg (5)	929,160	2.0%
Daniel G. Fournerat (6)	366,570	*
Michael O. Aldridge (7)	334,070	*
Stephen H. Green (8)	118,120	*
Arthur M. Mixon, III (9)	106,355	*
Michael L. Finch (10)	66,667	*
W. J. Gordon, III (11)	19,167	*
Charles F. Mitchell, M.D.	0	*
All directors and executive officers as a group (10 persons) (2) – (11)	6,292,748	13.3%

*	Less than 1%

(1)	Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by officers, directors and principal stockholders and reporting forms, if any, filed with the Securities and Exchange Commission on behalf of such persons.

(2)	Unless otherwise indicated, the address of all beneficial owners of more than five percent of our shares of common stock set forth above is 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

(3)	Includes (i) 3,392,805 shares of common stock directly held by Mr. Goodson and (ii) 179,334 shares of common stock issuable on the exercise of vested options.

(4)	Includes (i) 905,000 shares of common stock directly held by Mr. Rucks, and (ii) 120,000 shares of common stock issuable on the exercise of vested options.

(5)	Includes (i) 320,000 shares of common stock directly held by Mr. Nordberg, (ii) 40,000 shares directly held by Hollow Brook Associates, LLC Defined Benefit Plan, (iii) 60,000 shares directly held by E. Wayne Nordberg CGM IRA Custodian, (iv) 119,160 shares of common stock directly and indirectly held by his wife, (v) 10,000 shares of common stock directly held by Mr. Nordberg’s son, (vi) 10,000 shares of common stock directly held by Mr. Nordberg’s daughter, (vii) 110,000 shares of common stock directly held by the Olivia S. Nordberg Trust, (viii) 150,000 shares of common stock directly held by the Anna and Samuel Nordberg Trust, and (ix) 110,000 shares of common stock issuable on the exercise of vested options.

(6)	Includes (i) 34,320 shares of common stock directly held by Mr. Fournerat, (ii) 122,250 shares of common stock which may be directly held by Mr. Fournerat on the exercise of a vested option to acquire common stock from Mr. Goodson and former officers and directors, and (iii) 210,000 shares of common stock issuable in the exercise of vested options.

(7)	Includes (i) 44,320 shares of common stock directly held by Mr. Aldridge, (ii) 122,250 shares of common stock which may be directly held by Mr. Aldridge on the exercise of a vested option to acquire common stock from Mr. Goodson and former officers and directors, and (iii) 167,500 shares of common stock issuable on the exercise of vested options.

(8)	Includes (i) 6,537 shares of common stock directly held by Mr. Green, (ii) 2,250 shares of common stock directly held by Mr. Green’s son, (iii) 1,000 shares of common stock directly held by his daughter, and (iv) 108,333 shares of common stock issuable on the exercise of vested options.

(9)	Includes (i) 6,335 shares of common stock directly held by Mr. Mixon, and (ii) 100,000 shares of common stock issuable on the exercise of vested options.

(10)	Includes (i) 50,000 shares of common stock directly held by Mr. Finch, and (ii) 16,667 shares of common stock issuable on the exercise of vested options.

(11)	Includes (i) 2,500 shares of common stock directly held by Mr. Gordon, and (ii) 16,667 shares of common stock issuable on the exercise of vested options.

Executive Officers

     Our executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Messrs. Goodson and Aldridge who are also members of the Board of Directors, follows the table:

Name	Age	Position
Charles T. Goodson	49	Chairman of the Board, Chief Executive Officer, President and Director
Michael O. Aldridge	46	Senior Vice President, Chief Financial Officer and Treasurer
Daniel G. Fournerat	51	Senior Vice President, General Counsel and Secretary
Arthur M. Mixon, III	46	Senior Vice President – Operations
Dalton F. Smith III	43	Senior Vice President – Business Development & Land
Stephen H. Green	49	Senior Vice President – Exploration

     Daniel G. Fournerat has served as our Senior Vice President and General Counsel since April 2001 and our Secretary since May 2001, and served as a member of our Board of Directors from September 1998 to October 2001. He also served as our outside counsel from September 1998 to April 2001. Mr. Fournerat is an attorney-at-law who practiced oil and gas law with the Onebane Law Firm, a Lafayette, Louisiana law firm, from 1977 to April 2001. Mr. Fournerat earned a Bachelor of Science Degree in accounting from McNeese State University in 1974 and a Juris Doctorate Degree from Louisiana State University in 1976.

     Arthur M. Mixon, III has served as our Senior Vice President-Operations since January 1, 2001. From 1981 to 2001, Mr. Mixon accumulated twenty years of experience with BP Amoco PLC, a public petroleum and petrochemical company, in a variety of engineering, supervisory and management positions in the United States, Trinidad and Tobago, and Venezuela. He most recently served as Drilling and Completions Manager-Deepwater Production Business Unit for BP Amoco PLC in Houston, Texas. Mr. Mixon is a Registered Professional Engineer and a member of the Society of Petroleum Engineers, and was 1999 Chairman of the Latin America Drilling Safety Initiative. Mr. Mixon received a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University in 1980.

     Dalton F. Smith III has served as our Senior Vice President – Business Development & Land since September 2001. He also served as our Vice President – Business Development & Land from March 2001 to September 2001. From March 1998 to September 1999, Mr. Smith first served as Land Manager – Gulf of Mexico Shelf for UNOCAL Corporation, a major independent oil and gas exploration and production company. From September 1999 to March 2001, Mr. Smith’s managerial oversight was expanded to include all of UNOCAL’s lower 48 onshore land activities in addition to the Gulf of Mexico Shelf. Prior to his employment with Unocal, Mr. Smith served fourteen years with Mobil Oil Corporation. Mr. Smith earned a Bachelor of Science in Petroleum Land Management from the University of Louisiana of Lafayette in 1984 and is a certified professional landman.

     Stephen H. Green has served as our Senior Vice President – Exploration since December 2001. From September 1999 to December 2001, he served first as our Business Development Manager and then as Vice President-Exploration. Mr. Green served as Vice President of Exploration for Ocean Energy, Inc., a public oil and gas development company, from September 1995 to April 1999. Mr. Green earned a Bachelor of Science in Geology from the University of South Alabama in 1978 and a Masters of Science Degree in Geology from the University of Louisiana Lafayette in 1980.

Executive Compensation

     Summary Compensation Table. The following table provides information concerning compensation paid during the fiscal years ended December 31, 2004, 2003 and 2002 to our Chief Executive Officer and our next four most highly compensated executive officers determined at the end of the last fiscal year:

	Annual Compensation							Long-Term Compensation
Name and						Other Annual		Number of	All Other
Principal Position	Year	Salary($)		Bonus($)		Compensation($)		Options	Compensation($)
Charles T. Goodson	2004	400,000		158,845	(1)	–		105,000	–
Chief Executive Officer and President	2003	157,500	(2)	–		–		–	–
	2002	0	(3)	–		36,234	(4)	–	–

Michael O. Aldridge	2004	186,250		83,096	(5)	–		60,000	–
Senior Vice President, Chief	2003	150,025	(2)	–		–		–	–
Financial Officer & Treasurer	2002	180,000		54,000		–		–	–

Daniel G. Fournerat	2004	186,250		83,096	(5)	–		160,000	–
Senior Vice President,	2003	150,025	(2)	–		–		–	–
General Counsel & Secretary	2002	180,000		54,000		–		–	–

Arthur M. Mixon, III	2004	186,250		82,161	(6)	–		150,000	–
Senior Vice President – Operations	2003	145,860	(2)	–		–		–	–
	2002	175,000		54,000		–		–	9,573	(7)

Stephen H. Green	2004	180,000		69,596	(8)	–		40,000	–
Senior Vice President – Exploration	2003	150,025	(2)	–		–		–	–
	2002	180,000		54,000		–		–	–

(1)	Includes cash bonus of $100,000 and a grant of 11,450 shares of common stock with a fair market value of $58,845.

(2)	Effective May 1, 2003, at their own initiative, Mr Goodson agreed to a 50% reduction in salary and Messrs. Aldridge, Fournerat, Mixon and Green agreed to a one-third reduction in salaries for six months of fiscal year 2003. See “Employment Agreements.”

(3)	At his own initiative, Mr. Goodson agreed to forgo his annual salary and bonus for fiscal year 2002. See “Employment Agreements.”

(4)	Includes $25,988 for automobile allowances, and $10,246 for health insurance premiums.

(5)	Includes cash bonus of $49,500 and stock grant of 6,537 shares of common stock with a fair market value of $33,596.

(6)	Includes cash bonus of $49,500 and stock grant of 6,355 shares of common stock with a fair market value of $32,661.

(7)	These amounts were paid to Mr. Mixon for reimbursement of relocation expenses.

(8)	Includes cash bonus of $36,000 and stock grant of 6,537 shares of common stock with a fair market value of $33,596.

     Option Grants in Last Fiscal Year. The following table provides information concerning stock options granted to the executive officers named in the Summary Compensation Table during 2004:

			Percent			Grant Date
	Number of		of Total	Exercise	Expiration	Present Value
Name	Securities		Options	Price($)	Date	(1)
Charles T. Goodson	5,000	(2)	0.4	$3.17	1/25/14	$9,250
	100,000	(3)	8.0	$3.53	6/02/14	$205,000
Michael O. Aldridge	15,000	(2)	1.2	$3.17	1/25/14	$27,750
	45,000	(3)	3.6	$3.38	5/05/14	$88,650
Daniel G. Fournerat	115,000	(4)	9.3	$3.17	1/25/14	$212,750
	45,000	(3)	3.6	$3.38	5/05/14	$88,650
Arthur M. Mixon, III	75,000	(2)	6.1	$3.17	1/25/14	$138,750
	75,000	(3)	6.1	$3.38	5/05/14	$147,750
Stephen H. Green	15,000	(2)	1.2	$3.17	1/25/14	$27,750
	25,000	(3)	2.0	$3.38	5/05/14	$49,250

(1)	In accordance with the rules of the SEC, this column illustrates one measure of value for the respective options over a ten-year period using the Black-Scholes option-pricing model. This valuation model is hypothetical; the actual amount that will be received by a holder of an option will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero. The Black-Scholes option-pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The Grant Date Present Value set out in the column above is based on the following assumptions: (a) a five-year option term; (b) expected annual stock volatility ranging from 65.5% to 67.4%; (c) a risk-free rate of return of ranging from 3.21% to 3.98%; and (d) no expected dividend yield.

(2)	These options vested two-thirds on January 6, 2004 and one-third on September 21, 2004.

(3)	These options vest over a three-year period with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date.

(4)	These options vested as to 76,667 shares on January 26, 2004, as to 33,333 shares on April 20, 2004 and as to 5,000 shares on September 21, 2004.

     Aggregated Option Exercises In Last Fiscal Year and Year-End Option Values. The following table provides information concerning the number of unexercised options and the value of in-the-money options held by the executive officers named in the Summary Compensation Table as of December 31, 2004:

					Value of Unexercised
	Shares		Number of Unexercised		In-the-Money Options (1)
	Acquired on	Value	Options at FY-End (#)		at FY-End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles T. Goodson	–	–	146,000	100,000	417,974	143,000
Michael O. Aldridge	–	–	152,500	45,000	435,413	71,100
Daniel G. Fournerat	–	–	195,000	45,000	466,505	71,100
Arthur M. Mixon, III	–	–	75,000	75,000	134,250	118,500
Stephen H. Green	–	–	100,000	25,000	280,225	39,500

(1)	Value of in-the-money options is calculated based on the closing price per share of our common stock at December 31, 2004 ($4.96 per share) as reported by The Nasdaq Stock Market.

     Employment Agreements. We have employment agreements with our executive officers Charles T. Goodson, Michael O. Aldridge, Daniel G. Fournerat, Arthur M. Mixon and Stephen H. Green providing for annual salaries of $210,000, $180,000, $180,000, $175,000 and $180,000, respectively. Each of the employment agreements has a term of three years, except for Mr. Green’s which provides for an initial term of two years, with automatic one-year renewals thereafter unless terminated, provides for termination with or without cause, with 12 months severance provided in the event of termination without cause, and contains a non-competition agreement prohibiting the executive from competing with PetroQuest during his employment and for one year after termination of the agreement for cause or by the executive for any reason. In June 2004, the Compensation Committee increased the annual salary of Mr. Goodson to $400,000, effective January 1, 2004. In addition, the Compensation

Committee also increased the annual salaries of Messrs. Aldridge, Fournerat and Mixon to $190,000 each, effective May 15, 2004.

     On his own initiative, Mr. Goodson agreed to forgo his annual salary and bonus payable under his employment agreement for fiscal year 2002. In addition, effective May 1, 2003, Mr. Goodson, at his own initiative, agreed to a 50% reduction in salary for six months of fiscal year 2003, and Messrs. Aldridge, Fournerat, Mixon and Green, at their own initiative, agreed to a one-third reduction in salary for six months of fiscal year 2003.

     Termination Agreements. We have agreements with Messrs. Goodson, Aldridge, Fournerat, Mixon and Green providing for the payment of severance benefits upon a “change in control” and termination of the executive’s employment. Each of the agreements has a term of three years after January 1 of the year following the year of execution with automatic one-year renewals unless, not later than September 30 of the preceding year, we give notice of our intent not to extend any of the agreements. Even if we timely give notice, each of the agreements will automatically be extended for 24 months beyond its term if a “change in control” occurred during the term of any of the agreements. If an executive’s employment is terminated following a “change in control” other than for cause or by an executive for good reason, the executive will be entitled to (i) a lump sum cash payment equal to two multiplied by the sum of the executive’s then annual base salary and the executive’s most recent annual bonus, (ii) life insurance, health, disability and other welfare benefits for a 24-month period and (iii) if applicable, an additional cash payment to make the executive whole for certain tax liabilities. An executive is not entitled to any benefits under the agreement if the executive’s employment terminates due to executive’s retirement at age 65, executive’s total and permanent disability, or executive’s death.

     Compensation Committee Interlocks and Insider Participation. As of the beginning of 2004, the Compensation Committee was composed of Michael L. Finch, E. Wayne Nordberg and William W. Rucks, IV. W. J. Gordon joined the committee in February 2004. No member of the committee has served as one of our officers or employees at any time. There are no compensation committee interlocks involving our executive officers.

     Compensation Committee Report On Executive Compensation. The Compensation Committee is comprised of four non-employee directors whose primary duties and functions are to review and recommend to the Board of Directors the annual base and bonus compensation of our executive officers and other employees and to oversee the administration of our amended and restated 1998 Incentive Plan.

     The committee’s goal with respect to executive compensation is to attract, motivate and retain executives who demonstrate the ability to lead PetroQuest in the achievement of its business objectives in a highly competitive industry. The committee seeks to provide adequate base compensation and annual cash bonus compensation based on PetroQuest’s performance and profitability, while providing incentive compensation that serves to align the interests of the executive officers with those of the stockholders.

     To achieve these goals, the committee believes that the compensation of all employees, including executive officers, should include the following components:

•	A base salary that is competitive with salaries offered by similar oil and gas exploration, exploitation and production companies.

•	Discretionary annual cash bonus incentive compensation based on PetroQuest’s performance and profitability that rewards individual productivity, responsibility and impact on results.

•	Incentive stock option grants designed to encourage commitment to PetroQuest, motivate superior performance and align the long-term personal interests of our officers and other employees with those of our stockholders, while enabling them to share in the long term growth and success of PetroQuest.

     The committee believes that PetroQuest has encouraged executive officer retention and, ultimately, the long term growth of PetroQuest through utilization of employment agreements that establish a base salary subject to upward adjustment by the Board of Directors and that create opportunities for the executive officers to participate in our incentive compensation programs.

     Currently, Charles T. Goodson, Chairman of the Board, Chief Executive Officer and President, Michael O. Aldridge, Senior Vice President, Chief Financial Officer and Treasurer, Daniel G. Fournerat, Senior Vice President, General Counsel and Secretary, Arthur M. Mixon, III, Senior Vice President – Operations, Dalton F. Smith III, Senior Vice President – Business Development and Land and Stephen H. Green, Senior Vice President – Exploration, are compensated pursuant to employment agreements. See “Executive Compensation - Employment Agreements.”

     Chief Executive Officer Compensation. In June 2004, the committee increased the annual salary of Mr. Goodson to $400,000, effective January 1, 2004. In determining Mr. Goodson’s compensation for 2004, the committee considered PetroQuest’s successful drilling program and improved financial performance, his agreement to reduce his annual salary and bonus in 2003, and his leadership of the company in 2003 and 2004. For his performance in 2004, Mr. Goodson was awarded a bonus of $100,000 and a grant of 11,450 shares of common stock with a fair market value of $58,845 pursuant to our incentive plan. In addition, Mr. Goodson received an incentive stock option grant to purchase 100,000 shares of our common stock pursuant to our incentive plan at an exercise price of $3.53 per share, which vests one-third per year for three years following the grant date.

COMPENSATION COMMITTEE

E. Wayne Nordberg, Chairman
Michael L. Finch
W. J. Gordon, III
William W. Rucks, IV

     Performance Graph. The following graph illustrates the yearly percentage change in the cumulative stockholder return on our common stock, compared with the cumulative total return on The Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Stocks — Crude Petroleum and Natural Gas Extraction Index, for the five years ended December 31, 2004.

PETROQUEST STOCK PRICE vs. NASDAQ AND NASDAQ E&P INDICES

Comparison of Five Year Cumulative Total Return
Value of Investment of $100 on December 31, 1999

	Year Ending
	1999	2000	2001	2002	2003	2004
PetroQuest Energy, Inc.	100	266.7	333.8	260.4	198.9	311.2
Nasdaq	100	60.3	47.8	33.1	49.4	53.8
Nasdaq E&P	100	207.9	155.8	154.6	273.2	423.9

Securities Authorized For Issuance Under Equity Compensation Plans

     The following table sets forth information regarding our equity compensation plans as of December 31, 2004:

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected
Plan category	warrants and rights	warrants and rights	in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,664,634	$2.70	621,066

Equity compensation plans not approved by security holders	0	$0	0

Total	2,664,634	$2.70	621,066

(1)	Consists solely of the 1998 Incentive Plan, as amended and restated effective December 1, 2000.

(2)	The total number of shares of common stock available for issuance under the 1998 Incentive Plan is equal to the greater of (i) 10% of the number of issued and outstanding shares of our common stock as of the first day of our then-current fiscal quarter or (ii) 3,000,000.

Certain Relationships and Related Transactions

     Working Interest and Overriding Royalty Interest Owners. Charles T. Goodson, Ralph J. Daigle, our former Executive Vice President, and Stephen H. Green, or their affiliates, are working interest owners and overriding interest owners, and E. Wayne Nordberg is a working interest owner in particular properties operated by us or in which we also hold a working interest. As working interest owners, they are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners they are entitled to receive their proportionate share of revenues in the normal course of business. During the year ended December 31, 2004, in their capacities as working interest owners or overriding royalty interest owners, revenues, net of costs were disbursed to Messrs. Goodson, Daigle, and Green, or their affiliates, in the approximate amounts of $380,644, $259,310 and $480,446, respectively, and with respect to the working interests of Mr. Nordberg, costs exceeded revenues by approximately $75,509. With respect to Messrs. Goodson and Daigle, or their affiliates, gross revenues attributable to interests, properties or participation rights held by them prior to Messrs. Goodson and Daigle joining us as officers and directors on September 1, 1998 represent approximately 79% and 69%, respectively, of the gross revenues received by them in 2004.

Audit Committee Report

     The Audit Committee of the Board of Directors is responsible for: reviewing the financial reports and other financial information provided by us to any governmental body or the public; reviewing our system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and our auditing, accounting and financial reporting processes generally; reviewing the independence and performance of our independent auditors; and providing an open avenue of communication among the independent auditors, financial and senior management, and the Board. The committee also has the sole authority and responsibility to appoint, select, evaluate, and, where appropriate, replace our independent auditors.

     Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors are responsible for auditing those financial statements. The committee’s responsibility is to monitor and review these processes. However, the members of the committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

     The committee has met with our independent auditors, Ernst & Young LLP, and discussed the overall scope and plans for their audit. The committee met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of PetroQuest’s internal controls. The committee also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of PetroQuest’s consolidated financial statement and the matters required to be discussed by Statement of Auditing Standards No. 61, as amended.

     Our independent auditors also provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the committee discussed with the independent auditors their independence from PetroQuest. When considering Ernst & Young’s independence, the committee considered the non-audit services provided to PetroQuest by the independent auditors and concluded that such services are compatible with maintaining the auditors’ independence.

     The committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2004 with management and Ernst & Young. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent accountants, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to the Board of Directors that PetroQuest’s audited consolidated financial statements be included in PetroQuest’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael L. Finch, Chairman
W. J. Gordon, III
E. Wayne Nordberg
William W. Rucks, IV

Independent Auditors

     Ernst & Young LLP has served as our independent auditors since June 28, 2002. Although we anticipate that this relationship will continue to be maintained during fiscal 2005, we have not proposed any formal action be taken at the annual meeting concerning the continued employment of Ernst & Young, because no such action is legally required. Representatives of Ernst & Young plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

     Independent Auditors Fees

     The following table sets forth the fees incurred by us in fiscal years 2003 and 2004 for services performed by Ernst & Young:

	2003	2004
Audit Fees	$100,000	$159,000	(1)
Audit Related Fees	$1,500	$2,500
Tax Fees	$16,300	$13,800
All Other Fees	$0	$0

(1)	Includes $55,000 of fees incurred by us in connection with the testing and evaluation of our internal controls over financial reporting.

     Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

     The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may delegate the authority to pre-approve the retention of the independent auditor for permitted non-audit services to one or more members of the committee, provided that such persons are required to present the pre-approval of any permitted non-audit service to the committee at the next meeting following any such pre-approval. None of the fees paid to the independent auditors under the categories Audit-Related, Tax and All Other fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that William W. Rucks, IV was late in filing a Form 4 disclosing one transaction.

Other Matters

     The Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2004 has been mailed to each stockholder entitled to vote at the annual meeting. Investors may request our Form 10-K, Form 10-Qs and other information by calling (337) 232-7028 or writing to the address below:

PetroQuest Energy, Inc.
Corporate Communications
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508

     The persons designated to vote shares covered by the Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this Proxy Statement will be presented for action at the meeting.

Deadline for Receipt of Stockholder Proposals

     If you want us to consider including a proposal in our Proxy Statement for our 2006 Annual Meeting of Stockholders you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 no later than December 9, 2005.

     If you intend to present a proposal at our 2006 Annual Meeting of Stockholders, including director nominations, but you do not intend to have it included in our 2006 Proxy Statement, you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices listed above no later than March 13, 2006 and no earlier than January 12, 2006, and must contain certain information specified in our Bylaws. If the date of PetroQuest’s 2006 Annual Meeting of Stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2005 Annual Meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board of Directors may recommend.

Sincerely,

Daniel G. Fournerat
Senior Vice President, General Counsel and Secretary

April 8, 2005

PETROQUEST ENERGY, INC.

THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR THE
ANNUAL MEETING ON MAY 12, 2005

     The undersigned stockholder of PetroQuest Energy, Inc. (the “Company”) hereby appoints Charles T. Goodson, Michael O. Aldridge and Daniel G. Fournerat, or either of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the City Club at River Ranch, located at 221 Elysian Fields Dr., Lafayette, Louisiana 70508, on Thursday, May 12, 2005, at 9:00 a.m., Lafayette time, and at any adjournments of said meeting, all of the shares of the Company’s common stock in the name of the undersigned or which the undersigned may be entitled to vote.

(This Proxy must be dated and signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

PETROQUEST ENERGY, INC.

May 12, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

âPlease detach along perforated line and mail in the envelope provided.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	O	Charles T. Goodson
		O	William W. Rucks, IV
☐	WITHHOLD AUTHORITY	O	Michael O. Aldridge
	FOR ALL NOMINEES	O	E. Wayne Nordberg
		O	Michael L. Finch
☐	FOR ALL EXCEPT	O	W. J. Gordon, III
	(See instructions below)	O	Charles F. Mitchell, II, M.D.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	In their discretion, upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.	☐	☐	☐

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of the nominees above, and in accordance with the discretion of the persons designated above with respect to any other business property before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

PLEASE MARK, SIGN, DATE AND RETURN IN THE ENVELOPE ENCLOSED.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.